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                           May 7, 2024

       Howard Guild
       Chief Accounting Officer
       Schlumberger Limited
       5599 San Felipe
       Houston, TX 77056

                                                        Re: Schlumberger
Limited
                                                            Registration
Statement on Form S-4
                                                            Filed April 29,
2024
                                                            File No. 333-278976

       Dear Howard Guild:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Purcell at 202-551-5351 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Thomas Verity